                                                                     Exhibit 2.1

                     IN THE UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF MARYLAND


_____________________________________
                                    :
In Re:                              :
                                    :
CREDITRUST CORPORATION              :   Case No. 00-5-7812-JS
                                :   Chapter 11
          Debtor-in-Possession  :
____________________________________:



                    CREDITRUST CORPORATION'S FIFTH AMENDED
                    --------------------------------------
                            PLAN OF REORGANIZATION
                            ----------------------
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                    ---------------------------------------



                              Roger Frankel
                              Michael J. Lichtenstein
                              Jonathan P. Guy
                              SWIDLER BERLIN SHEREFF
                                FRIEDMAN, LLP
                              3000 K Street, N.W., Suite 300
                              Washington, D.C. 20007
                              Telephone: (202) 424-7500

                              Attorneys for the Debtor-in-Possession


December 21, 2000

                               TABLE OF CONTENTS
                               -----------------

                                                                                                                         Page
                                                                                                                         ----
ARTICLE I - DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW............................      1
            1.1     DEFINED TERMS.....................................................................................     1
                    -------------
            1.2     RULES OF INTERPRETATION, COMPUTATION OF TIME, AND GOVERNING LAW...................................    11
                    ---------------------------------------------------------------

ARTICLE II  - TREATMENT OF ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS..............................................    12
            2.1     ADMINISTRATIVE CLAIMS.............................................................................    12
                    ---------------------

ARTICLE III  - SUMMARY OF CLASSIFICATION, TREATMENT, AND VOTING RIGHTS OF CLAIMS AND EQUITY INTERESTS.................    13

ARTICLE IV -  CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS.............................................    14
            4.1     CLASS 1 - PRIORITY CLAIMS.........................................................................    14
                    -------------------------
            4.2     CLASS 2 - SUNROCK SECURED CLAIM AND SUNROCK DIP CLAIM.............................................    15
                    -----------------------------------------------------
            4.3     CLASSES 3(i) - 3(x) - FF&E SECURED CLAIMS.........................................................    15
                    -----------------------------------------
            4.4     CLASS 4 - UNSECURED CLAIMS........................................................................    17
                    --------------------------
            4.5     CLASS 5 - RENSIN NOTE CLAIM.......................................................................    18
                    ---------------------------
            4.6     CLASS 6 - SPV99-2 NOTEHOLDERS CLAIMS..............................................................    18
                    ------------------------------------
            4.7     CLASS 7 - AGI.....................................................................................    20
                    -------------
            4.8     CLASS 8 - FDCPA CLAIMS............................................................................    20
                    ----------------------
            4.9     CLASS 9 - INDEMNIFICATION CLAIMS..................................................................    21
                    --------------------------------
            4.10    CLASS 10 - ADMINISTRATIVE CONVENIENCE CLAIM.......................................................    21
                    -------------------------------------------
            4.11    CLASS 11- EQUITY INTERESTS........................................................................    21
                    --------------------------
            4.12    SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS.....................................................    22
                    ---------------------------------------------
            4.13    SPECIAL ADJUSTMENT................................................................................    23
                    ------------------

ARTICLE V  - IMPLEMENTATION OF THE PLAN...............................................................................    23
            5.1     VESTING OF ASSETS IN REORGANIZED CREDITRUST.......................................................    23
                    -------------------------------------------
            5.2     MODIFICATION OF SECURITY AGREEMENTS...............................................................    24
                    -----------------------------------
            5.3     ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS........................................    24
                    ----------------------------------------------------------
            5.4     CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION................................    24
                    ----------------------------------------------
            5.5     INTENTIONALLY DELETED.............................................................................    25
                    ---------------------
            5.6     SERVICING AGREEMENT...............................................................................    25
                    -------------------
            5.7     LITIGATION TRUST..................................................................................    25
                    ----------------
ARTICLE VI  - METHOD OF DISTRIBUTIONS UNDER THE PLAN..................................................................    25

          6.1       IN GENERAL..........................................................................         25
                    -----------
          6.2       DISTRIBUTIONS OF CASH...............................................................         26
                    ----------------------
          6.3       TIMING OF DISTRIBUTIONS.............................................................         26
                    -------------------------
          6.4       UNCLAIMED DISTRIBUTIONS.............................................................         26
                    -------------------------
          6.5       DISTRIBUTIONS MADE ONLY TO RECORD HOLDERS...........................................         27
                    -----------------------------------------

ARTICLE VII  - PROCEDURES FOR THE TREATMENT OF DISPUTED CLAIMS..........................................         27
          7.1       DISALLOWANCE OF LATE CLAIMS.........................................................         27
                    ---------------------------
          7.2       PROSECUTION OF OBJECTIONS TO CLAIMS.................................................         28
                    -----------------------------------
          7.3       NO DISTRIBUTIONS PENDING ALLOWANCE..................................................         28
                    ----------------------------------
          7.4       DISTRIBUTIONS AFTER ALLOWANCE.......................................................         28
                    -----------------------------

ARTICLE VIII  - EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................................         28
          8.1       ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.................         28
                    -------------------------------------------------------------------
          8.2       APPROVAL OF ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.....         29
                    -------------------------------------------------------------------------------
          8.3       CURE OF DEFAULTS....................................................................         29
                    ----------------
          8.4       BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO ANY REJECTED EXECUTORY CONTRACTS AND
                    ------------------------------------------------------------------------------------
                    UNEXPIRED LEASES....................................................................         29
                    ----------------
          8.5       INSURANCE POLICIES..................................................................         30
                    ------------------
          8.6       INDEMNIFICATION OBLIGATIONS.........................................................         30
                    ---------------------------
          8.7       COMPENSATION AND BENEFIT PROGRAMS...................................................         30
                    ---------------------------------

ARTICLE IX  - RELEASES, WAIVERS AND EXCULPATION.........................................................         31
          9.1       RELEASE BY REORGANIZED CREDITRUST...................................................         31
                    ---------------------------------
          9.2       RELEASES BY HOLDERS OF CLAIMS AND EQUITY INTERESTS AND FORMER EQUITY INTERESTS......         31
                    ------------------------------------------------------------------------------
          9.3       MUTUAL RELEASES.....................................................................         32
                    ---------------
          9.4       NO LIABILITY FOR SOLICITATION OR PARTICIPATION......................................         32
                    ----------------------------------------------
          9.5       BINDING EFFECT OF RELEASES..........................................................         33
                    --------------------------

ARTICLE X  - CONDITIONS TO CONFIRMATION AND EFFECTIVENESS OF THE PLAN...................................         33
          10.1      CONSUMMATION OF THE PLAN............................................................         33
                    ------------------------
          10.2      CONDITIONS TO THE EFFECTIVE DATE OF THE PLAN........................................         33
                    --------------------------------------------
          10.3      EFFECT OF FAILURE OF CONDITIONS.....................................................         34
                    -------------------------------
          10.4      WAIVER OF CONDITIONS................................................................         34
                    --------------------

ARTICLE XI  - EFFECT OF CONFIRMATION OF PLAN............................................................         35
          11.1      TERM OF BANKRUPTCY INJUNCTION OR STAYS..............................................         35
                    --------------------------------------
          11.2      REVESTING OF ASSETS.................................................................         35
                    -------------------
          11.3      DISCHARGE OF DEBTOR.................................................................         35
                    -------------------
          11.4      PERMANENT INJUNCTION................................................................         35
                    --------------------

          11.5      SETOFFS................................................................................   36
                    -------
          11.6      SECTION 346 INJUNCTION.................................................................   36
                    ----------------------
          11.7      COMPLIANCE WITH TAX REQUIREMENTS.......................................................   36
                    --------------------------------

ARTICLE XII  - RETENTION OF JURISDICTION...................................................................   37
          12.1      JURISDICTION...........................................................................   37
                    ------------

ARTICLE XIII  - MISCELLANEOUS PROVISIONS...................................................................   38
          13.1      EXEMPTION FROM TRANSFER TAXES..........................................................   38
                    -----------------------------
          13.2      EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS........................................   38
                    -----------------------------------
          13.3      TERMINATION OF OFFICIAL COMMITTEE......................................................   38
                    ---------------------------------
          13.4      AMENDMENT OR MODIFICATION OF THE PLAN..................................................   39
                    -------------------------------------
          13.5      REVOCATION OR WITHDRAWAL OF THE PLAN...................................................   39
                    ------------------------------------
          13.6      BINDING EFFECT.........................................................................   39
                    --------------
          13.7      NO ADMISSION...........................................................................   39
                    ------------
          13.8      NOTICES................................................................................   39
                    -------
          13.9      GOVERNING LAW..........................................................................   40
                    -------------
          13.10     WITHHOLDING AND REPORTING REQUIREMENTS.................................................   40
                    --------------------------------------
          13.11     PLAN SUPPLEMENT........................................................................   41
                    ---------------
          13.12     HEADINGS...............................................................................   41
                    --------
          13.13     EXHIBITS AND SCHEDULES.................................................................   41
                    ----------------------

                         INDEX OF EXHIBITS AND SCHEDULE

SCHEDULE
--------

Schedule A...............Executory Contracts and Unexpired Leases to be Assumed

                CREDITRUST CORPORATION'S PLAN OF REORGANIZATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE
                    ---------------------------------------

     Creditrust Corporation hereby proposes the following plan of reorganization pursuant to Chapter 11 of the Bankruptcy Code.


ARTICLE 1    -   DEFINED TERMS, RULES OF INTERPRETATION,
                 COMPUTATION OF TIME AND GOVERNING LAW

     1.1     DEFINED TERMS.
             -------------

     Unless the context otherwise requires, the following terms shall have the meanings indicated when used in capitalized form in the Plan:

Administrative Claim     means any right to payment constituting a cost or
                         expense of administration of the Chapter 11 Case under sections 503(b) and 507(a)(1) of the Bankruptcy Code, including, without limitation, (i) any actual and necessary costs and expenses of preserving the estate of the Debtor-in-Possession, or of operating the business of the Debtor-in-Possession, (ii) any indebtedness or obligations incurred or assumed by the Debtor-in-Possession in connection with the conduct of its business, and (iii) all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503(b) of the Bankruptcy Code (iv) any fees or charges assessed against the estate of the Debtor under 28 U.S.C. (S)
                         1930 and (v) all amounts necessary to cure any defaults under any executory contracts which are assumed in accordance with the terms of Article VIII.
                         Administrative Claim shall exclude any claim for indemnification, reimbursement or contribution asserted by any Person arising from or relating to any actions or inactions on the part of the Debtor, its officers or directors which occurred prior to the Petition Date.

Administrative
Convenience Claims       means an Unsecured Claim in an amount of $13,000 or
                         less, or such Claim that is voluntarily reduced to $13,000 by the holder thereof.

AGI                      means Asset Guaranty Insurance Company

AGI Settlement Agreement  means that certain Settlement Agreement between AGI,
                          EFS, Debtor and other parties designated therein which provides for the compromise of all claims between the parties, a copy of which is attached to the Disclosure Statement, and as it shall be amended by the parties thereto to be consistent with the ruling of the Bankruptcy Court of November 28, 2000.

Allowed means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by the Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which the Debtor or other party in interest has not filed an objection by the Effective Date; (b) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (c) a Claim that is allowed:
                          (i) in any stipulation with the Debtor of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtor of amount and nature of Claim executed on or after the Effective Date; or
                          (iii) in any contract, instrument, indenture or other agreement entered into in connection with the Plan;
                          (d) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been filed by the Bar Date or has otherwise been deemed timely filed under applicable law, or (e) a Claim that is allowed pursuant to the terms of this Plan.

Allowed Claim             means an Allowed Claim in the particular class as
                          described.

Amended Sunrock
Credit Agreement          means that certain Credit Agreement dated October 28,
                          1998, as amended, among Creditrust, together with all related instruments and documents, as each may have been amended and modified from time to time.

Available Unsecured Cash  shall mean $10,520,786 less Allowed Priority Tax
                          Claims, Allowed Special Administrative Claims (net of fee escrows held by any Bankruptcy Professionals and the amount for Touchstone and Worldwide capped at $300,000 regardless of the amount allowed by the Court), Allowed Class 10 Claims and any reserves created under Section 4.8.

Avoidance Action          means all rights, remedies, claims or causes of action
                          against all Persons, whether at law or at equity, of or on behalf of the Debtor-in-Possession and/or the Bankruptcy Estate (and/or any Person acting on their behalf) arising under sections 544, 545, 546, 547, 548, 549, 550, 553, or 558 of the Bankruptcy Code,
                         or any other similar state or federal law.

Ballot means the Ballot distributed with the approved Disclosure Statement to those Persons entitled to vote for or against the Plan.

Bankruptcy Code          means the Bankruptcy Reform Act of 1978, as amended
                         from time to time.

Bankruptcy Court         means the United States Bankruptcy Court for the
                         District of Maryland having jurisdiction over the Chapter 11 Case.

Bankruptcy Estate        means the estate of the Debtor pursuant to section 541
                         of the Bankruptcy Code.

Bankruptcy Professional  means any Person (a) employed pursuant to an order of the Bankruptcy Court in accordance with sections 327 or 1103 of the Bankruptcy Code and to be compensated for services pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or (b) for which compensation and reimbursement is being sought or has been allowed by the Bankruptcy Court pursuant to section 503(b) of the Bankruptcy Code.

Bankruptcy Rules         means the Federal Rules of Bankruptcy Procedure,
                         promulgated under 28 U.S.C. 2075, and any applicable local rules of the Bankruptcy Court.

Bar Date means October 24, 2000, the deadline for the filing of proofs of Claims or Equity Interests established by order of the Bankruptcy Court.

Barrist Contribution     shall mean that certain commitment by Michael J.
                         Barrist to purchase $2,000,000 of New Common Stock on the Effective Date based on the New Equity Value. This commitment may be satisfied by the purchase of New
                         Common Stock by a nominee of Michael J. Barrist.

Business Day             means any day other than a Saturday, Sunday or any
                         "legal holiday" (as defined in Bankruptcy Rule
                         9006(a)).

Call Center              means all of the assets located at 1705 Whitehead Road,
                         Baltimore, Maryland.

Capital Leases           means those certain FF&E Agreements which are secured
                         financings under Maryland law.

Cash means any legal tender of the United States of America and equivalents thereof.

Causes of Action         means all rights, remedies, claims or causes of action,
                         whether actions at law or at equity, which may be brought by or on behalf of the Debtor-in-Possession and/or the Bankruptcy Estate arising under any provision of the Bankruptcy Code or other applicable law, including, but not limited to, any Avoidance
                         Action.

Chapter 11 Case          means the case under Chapter 11 of the Bankruptcy Code
                         commenced by Creditrust, styled In re Creditrust
                         Corporation on the Petition Date and continuing through the Confirmation Date.

Claim has the meaning set forth in section 101(5) of the Bankruptcy Code provided and to the extent that such Claim is not subject to disallowance or expungement under section 502 of the Bankruptcy Code. Claim shall also include any claim for indemnification (under the certificate of incorporation or by-laws, applicable state law or any specific agreement, or any combination of the foregoing) arising from any act or omission which has occurred prior to the Petition Date or any Claim arising under Section 510(b).

Claimant                 means a person holding a Claim against Creditrust.

Class means a category of holders of Claims or Equity Interests as set forth in the Plan.

Collateral               means any property or interest in property of the
                         Bankruptcy Estate as of the Confirmation Date that is subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law.

Confirmation Date        means the date on which the Confirmation Order is
                         entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

Confirmation Hearing     means the hearing held by the Bankruptcy Court to
                         consider confirmation of the Plan pursuant to section
                         1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

Confirmation Order       means a non-appealable Final Order of the Bankruptcy
                         Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

Creditors' Committee     means the Official Committee of Unsecured Creditors.

Debtor means Creditrust Corporation, a Maryland corporation as debtor-in-possession.

DIP Facility             means the $5,000,000 credit facility provided to the
                         Debtor by Sunrock pursuant section 364 of the Bankruptcy Code, together with documents, instruments, agreements, and orders of the Bankruptcy Court authorizing and governing such facility.

DIP Facility Lender      means Sunrock, its successors, assigns thereunder, or
                         such other lenders as may be approved by the Bankruptcy
                         Court to provide the DIP Facility.

Disclosure Statement     means the Disclosure Statement, as it may be amended
                         from time to time, filed with the Bankruptcy Court in connection with the Plan pursuant to section 1125 of the Bankruptcy Code.

Disputed means with reference to any Claim or Equity Interest, any Claim or Equity Interest proof of which was timely and properly filed and which has been or hereafter is listed on the Schedules as unliquidated, disputed or contingent, and in either case or in the case of an Administrative Claim, any Administrative Claim, Claim or Equity Interest which is disputed under the Plan or as to which the Debtor-in-Possession has interposed a timely objection and/or request for estimation in accordance with section 502(c) of the Bankruptcy Code and/or Bankruptcy Rule 3018, which objection and/or request for estimation has not been withdrawn or determined by a Final Order.

Distributable Cash       means the maximum amount of Cash that may be
                         distributed on the Effective Date to holders of Allowed
                         Class 4 Claims determined by multiplying the amount of Available Unsecured Cash by a fraction, the numerator of which is the Allowed Class 4 Claims and the denominator of which is the sum of Allowed Class 4
                         Claims plus disputed Class 4 Claims.

Distributable Stock      means the maximum amount of New Common Stock that may
                         be distributed on the Effective Date to holders of Allowed Class 11

                         Interests based on (i) New Common Stock to be retained by NCOG, Class 6, or in connection with the Barrist Contribution and Rensin Contribution, (ii) the maximum NCOP Unsecured Obligations as determined on the Effective Date and the Special Adjustment under Section
                         4.13 of the Plan, and (iii) New Common Stock to be issued under 4.2(c)(ii)(B), 4.4(c)(ii)(C) and any other administrative claimant.

Effective Date           means the first Business Day at least 20 days after the
                         Confirmation Date and at least one Business Day after all of the conditions specified in Section 10.2 of the Plan have been satisfied or waived in accordance with the terms of the Plan.

EFS                      means Enhance Financial Services Group, Inc.

EFS Litigation           means the litigation pending in the United States
                         District Court for the District of Maryland captioned:
                         Creditrust and Joseph K. Rensin vs. EFS et al. Case No.
                         ----------------------------------------------
                         WMN00966.

Equity Interest          means any equity interest of Creditrust, including, but
                         not limited to, all issued, unissued, authorized or outstanding shares or stock, together with any warrants, options, or contract rights to purchase or acquire such interests at any time.

Estimated Claims         means Claims that are the subject of an Order of the
                         Bankruptcy Court under 11 U.S.C. (S) 502(c).

Executory Contracts      means all contracts to which the Debtor-in-Possession
                         is a party and which are executory within the meaning of section 365 of the Bankruptcy Code, including unexpired leases.

Exit Facility            means that certain $50,000,000.00 secured credit
                         facility to be provided to Reorganized Creditrust pursuant to the terms of the Exit Facility Commitment such facility may, in its discretion, be provided by NCOG.

Exit Facility
Commitment               means that certain commitment letter by and between the
                         NCOG and the Exit Facility Lender, dated December 15,
                         2000.

Exit Facility Lender     means lenders, reasonably satisfactory to the Debtor
                         and NCOG, that are parties to the Exit Facility
                         Commitment. Exit Facility Lender may, in its discretion, be designated as NCOG.

FDCPA Claim              means Claims against Creditrust pursuant to the Federal
                         Fair Debt Collection Practices Act or any similar state or local laws.

FF&E Agreements          means the agreements, including Capital Leases, on
                         which the Claims in Classes 3(i)-(x) are based.

FF&E Secured Claim       means a Claim arising from an FF&E Agreement to the
                         extent of the value of the Collateral securing such claim.

Final Order              means an order or judgment of the Bankruptcy Court, or
                         other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified, amended or the subject of a motion for reconsideration, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

Governmental Unit        has the meaning set forth in section 101(27) of the
                         Bankruptcy Code.

Indemnification Claim    means Claims of current and former directors and
                         officers of the Debtor pursuant to the Debtor's by-laws, charter, other corporate governance documents, or under applicable law.

Lien has the meaning set forth in section 101(37) of the Bankruptcy Code.

Litigation Trust         means the sum of $250,000.00 which is to be placed on
                         the Effective Date into a segregated interest bearing trust account which may be used only to satisfy
                         Indemnification Claims (including payment of reasonable attorneys fees).

Merger Agreement         means that certain Amended and Restated Agreement and
                         Plan of Merger dated as of September 20, 2000 for the Merger of Debtor with and into NCO Portfolio Funding,
                         Inc., attached hereto as Exhibit A and all related documents, as it may be amended from time to time.

NCOF means NCO Financial Systems, Inc., a Pennsylvania corporation.

NCOG                     means NCO Group, Inc., a Pennsylvania corporation.

NCOP means NCO Portfolio Funding, Inc., a Delaware corporation.

NCOP Unsecured
Obligations              means the unsecured obligations of Reorganized
                         Creditrust to pay the balance, if any, of each Allowed
                         Class 4 Claim (not paid from the Distributable Cash) with interest at six percent per annum from the Effective Date, all in accordance with Section 4.4(c) of the Plan. The NCOP Unsecured Obligation shall be paid on the later of the Effective Date or the date a Class 4 Claim becomes an Allowed Claim.

New By-Laws              means the By-Laws of NCOP adopted pursuant to this Plan
                         and substantially in the form attached as Exhibit D.

New Common Stock         means the common stock in Reorganized Creditrust issued
                         pursuant to the Plan.

New Charter              means the amended Certificate of Incorporation of NCOP
                         adopted in connection with this Plan and substantially in the form attached as Exhibit C.

New Equipment Notes      means the notes to be issued by Reorganized Creditrust
                         to holders of Allowed FF&E Secured Claims, such notes to be secured by the respective holder's Collateral.

New Equity Value         shall mean $75,000,000, which is within the lower end
                         of the range of Equity Value of Reorganized Creditrust described in the Disclosure Statement approved by the Bankruptcy Court.

New Stock Option Plan    means the stock option plan to be adopted by NCOP in
                         connection with this Plan which shall be available to employees of Reorganized Creditrust on and after the Effective Date.

Official Committee       means any official statutory committee appointed in the
                         Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code.

Old Common Stock         means stock in the Debtor issued and outstanding as of
                         the Record Date.

Ordinary Course
Professionals            means any attorney, accountant or other professional
                         (other than a Bankruptcy Professional), employed by Creditrust during the Chapter 11 Case pursuant to an order of the Bankruptcy Court that designates such professional as an "Ordinary Course Professional."

Person means a person as defined in section 101(41) of the Bankruptcy Code.

Petition Date            means June 21, 2000, the date the Debtor filed its
                         voluntary petition under Chapter 11 of the Bankruptcy
                         Code.

Plan means this plan of reorganization, including, without limitation, all exhibits, schedules, supplements, and appendices hereto, either in its present form or as the same may be altered, amended or modified from time to time.

Priority Claim           means any Claim, other than an Administrative Claim or
                         a Priority Tax Claim, entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

Priority Tax Claim       means any Claim of a Governmental Unit of the kind
                         specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code.

Record Date              means December 21, 2000.

Releasees                means (i) all present and former employees, officers,
                         directors, shareholders, affiliates and subsidiaries of the Debtor and any other persons who serve or have served as members of management of the Debtor and all of their successors and assigns, (ii) all attorneys, advisors, accountants, financial advisors, agents and consultants of, or to, the Debtor, and the Official
                         Committee (if any is appointed), including all Bankruptcy Professionals and Ordinary Course
                         Professionals, and (iii) NCOF, in its capacity as successor servicer to the Debtor.

Rensin Contribution      means that certain commitment by Joseph K. Rensin to
                         purchase $320,786 of New Common Stock on the Effective
                         Date based on the New Equity Value.

Rensin Note              means that certain promissory note dated March 17, 2000
                         made by Creditrust to Joseph K. Rensin in the face amount of $647,858.93, representing a claim as of the Petition Date of $679,213.56.

Reorganized Creditrust   means the surviving entity after the Debtor is merged
                         into NCOP.

Reserve means the escrow created under Section 4.4(c)(ii)(B) of the Plan to hold Cash, NCOP Unsecured Obligations and New Common Stock pending resolution of Disputed Claims.

Schedules                means any schedules of assets and liabilities that were
                         or may be filed by the Debtor pursuant to section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, including any amendments and modifications thereto through the Confirmation Date.

Secured Claims           means Sunrock Secured Claim and FF&E Secured Claims.

Special Administrative
Claims means all Administrative Claims but excluding (a) all current post-petition vendor trade payables and accruals incurred in the ordinary course of business (not to exceed $2,000,000.00) and (b) reasonable post-petition fees incurred by the Debtor's auditor/accountants or other special counsel engaged in the ordinary course of business or under 11 U.S.C.
                         (S)327 but only to the extent such fees concern non-bankruptcy related matters and the same would have been incurred without regard to the filing of the Chapter 11 Case. Notwithstanding the foregoing, Special Administrative Claims shall include all reasonable fees and expenses as approved by the Bankruptcy Court of (i) all professionals hired by the Creditors' Committee and
                         (2) Debtor's bankruptcy counsel, Seneca Financial Group, Inc. and Sunrock Capital Corp., plus any reserve created by agreement of Creditrust and NCOG to fund post-Confirmation Date Claims litigation.

SPV99-2 Noteholders      means all noteholders of Creditrust SPV99-2, LLC, and
                         the Trustee for the SPV99-2 Noteholders, to the extent of its interest.

Stock Transfer Agent     means the agent appointed by Reorganized Creditrust to
                         record the transfer of and to distribute the New Common
                         Stock pursuant to the Plan and to accept certificates for Old Common Stock.

Sunrock                  means Sunrock Capital Corporation.

Sunrock DIP Claim        means Sunrock's claim arising out of the DIP Facility.

Sunrock Secured Claim    means all claims arising from or related to the Amended
                         Sunrock Credit Agreement.

Tax Claim           means either (a) an Allowed Unsecured Claim of a
                    Governmental Unit as provided by section 507(a)(8) of the Code, or (b) an Allowed Claim of a Governmental Unit secured by a lien on property of the Debtor under applicable state law.

Unsecured Claim     means any Claim against Creditrust that is not an
                    Administrative Claim, Priority Tax Claim, Priority Claim,
                    Sunrock Secured Claim, or FF&E Secured Claim.

     1.2  RULES OF INTERPRETATION, COMPUTATION OF TIME,
     -------------------------------------------------
          AND GOVERNING LAW
          -----------------

          (a)  Rules of Interpretation

          For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit filed, or to be filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to sections, articles and exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

          (b)  Computation of Time

          In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

          (c)  Governing Law

          Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflict of laws thereof.


ARTICLE 2 -TREATMENT OF ADMINISTRATIVE CLAIMS
           AND PRIORITY TAX CLAIMS

     2.1  ADMINISTRATIVE CLAIMS
          ---------------------

          (1)  General.

          Subject to the Bar Date provisions set forth below, unless otherwise agreed to by Debtor and the holder of such claim, each holder of an Allowed Administrative Claim shall receive Cash equal to the unpaid portion of such Allowed Administrative Claim on the later of (a) the Effective Date or as soon as practicable thereafter, (b) the date on which such Claim becomes an Allowed Administrative Claim, and (c) such other date as is mutually agreed upon by the Debtor (or Reorganized Creditrust) and the holder of such Claim; provided,
                                                                 --------
however, that Administrative Claims that represent liabilities incurred by the
-------
Debtor in the ordinary course of its business during the Chapter 11 Case shall, to the extent not paid on or before the Effective Date, be paid by Reorganized Creditrust in the ordinary course of its business and in accordance with any terms and conditions of any agreements relating thereto.

          (2)  Payment of Statutory Fees.

          All fees payable pursuant to 28 U.S.C. (S) 1930 shall be paid in Cash in the full amount of such Administrative Claim when due.

          (3)  Bar Date for Bankruptcy Professionals' Administrative Claims.

               (1) Bankruptcy Professionals. All Bankruptcy Professionals requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) or 1103 of the Bankruptcy Code for services rendered during the Chapter 11 Case (including, without limitation, any compensation requested by any Bankruptcy Professional or any other entity for making a substantial contribution to the Chapter 11 Case), shall file and serve on Reorganized Creditrust, the Official Committee and the United States Trustee for the District of Maryland an (i) application for final allowance of compensation and reimbursement of expenses no later than thirty (30) days after the Confirmation Date. Objections to timely-filed applications of Bankruptcy Professionals for compensation or reimbursement of expenses must be filed and served on Reorganized Creditrust and the Bankruptcy Professionals to whose application the objections are addressed no later than thirty (30) days after the Confirmation Date, or fifteen (15) days after receipt of such applications, whichever is later. Any fees and expenses incurred by Reorganized Creditrust subsequent to the Confirmation Date for services rendered by Bankruptcy Professionals or any other professionals may be paid by Reorganized Creditrust with notice to parties-in-interest but without application to the Bankruptcy Court. The Debtor and a holder of an allowed Administrative Claim may agree to take New Common Stock at the New Equity Value.

               (2) Ordinary Course Liabilities. Notwithstanding paragraph (i) hereof, holders of Administrative Claims based on liabilities incurred in the ordinary course of the Debtor's business (including Ordinary Course Professionals) shall not be required to file any request for payment of such Claims or to file any proof of claim. The Administrative Claims of such Persons, to the extent allowed under the terms of the Plan and not paid by the Debtor, shall be paid by Reorganized Creditrust in the ordinary course of its business according to the ordinary and customary business terms and conditions of the particular transaction giving rise to such Administrative Claim without the need for any further action by the holders of such Administrative Claims.


ARTICLE 3  - SUMMARY OF CLASSIFICATION, TREATMENT, AND VOTING RIGHTS OF CLAIMS
             AND EQUITY INTERESTS

     The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to Sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

     The classification of Claims and Equity Interests pursuant to this Plan is as follows:


CLASS                                         STATUS        VOTING RIGHTS
-----                                         ------        -------------

Class 1 - Priority Claims                     Unimpaired    Not entitled to vote

Class 2 - Sunrock Secured Claim
          and Sunrock DIP Claim               Impaired      Entitled to vote

Classes 3(i) - 3(x) - FF&E Secured Claims     Impaired      Entitled to vote

Class 4 - Unsecured Claims                    Impaired      Entitled to vote

Class 5 - Rensin Note Claim                   Impaired      Entitled to vote

Class 6 - SPV99-2 Noteholders                 Impaired      Entitled to vote

Class 7 - AGI                                  Impaired        Entitled to vote

Class 8 - FDCPA Claims                         Impaired        Entitled to vote

Class 9 - Indemnification Claims               Impaired        Entitled to vote
          of current and former directors
          and officers of the Debtor

Class 10 - Administrative Convenience          Impaired        Entitled to vote
           Claims

Class 11 - Equity Interests                    Impaired        Entitled to vote


ARTICLE 4 -   CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

     The Allowed Claims against, and Allowed Equity Interests in, Creditrust shall be treated, and holders thereof shall receive, as follows:

     4.1  CLASS 1 - PRIORITY CLAIMS
          -------------------------

          (1)  Classification.

     Class 1 consists of all Priority Claims.

          (2)  Impairment and voting.

     Class 1 is unimpaired by the Plan. Each holder of an Allowed Priority Claim in Class 1 (including Priority Tax Claims) is conclusively presumed to have accepted the Plan and is not entitled to vote to accept or reject the Plan.

          (3)  Treatment.

     Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Priority Claim shall receive one of the following alternative treatments, at the election of the Debtor:

               (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by Reorganized Creditrust;

               (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by Reorganized Creditrust, or (B) will be paid in full in Cash by

Reorganized Creditrust when and as such Claim becomes due and owing in the ordinary course of business; or

               (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

     Any default with respect to any Priority Claim that existed immediately prior to the filing of the Chapter 11 Case shall be deemed cured upon the Effective Date.

     4.2  CLASS 2 - SUNROCK SECURED CLAIM AND SUNROCK DIP CLAIM.
          -----------------------------------------------------

          (1)  Classification.

     Class 2 consists of the Sunrock Secured Claim and Sunrock DIP Claim.

          (2)  Impairment and Voting.

     Class 2 is impaired by the Plan. The holder of Allowed Sunrock Secured and DIP Claims is entitled to vote to accept or reject the Plan.

          (3)  Treatment.

               (i) The amount of the Sunrock DIP Claim shall be added to and become part of the Sunrock Secured Claim which claim shall continue to be secured by the assets set forth in the existing documents, as modified by any prior order of the Bankruptcy Court.

               (ii)  The Sunrock Secured Claim shall be paid as follows:

                     (a) to the extent due and owing on the Effective Date, the Sunrock Secured Claim shall be paid in full with the proceeds of the Exit Facility; or

                     (b) such other terms and conditions as may be agreed to by Sunrock, including payment of a portion of Sunrock's fees with New Common Stock at the New Equity Value.

     4.3  CLASSES 3(i) - 3(x) - FF&E SECURED CLAIMS.
          -----------------------------------------

          (1)  Classification.

     Classes 3(i) - 3(x) consists of the following FF&E Secured Claims:

               (i) Class 3(i) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 12/10/99 executed by the Debtor in favor of Chesapeake Industrial Leasing Co., Inc. (currently held by Farmers & Mechanics National Bank)

               (ii) Class 3(ii) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 2/14/00 executed by the Debtor in favor of Chesapeake Industrial Leasing Co., Inc.

               (iii) Class 3(iii) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 5/12/00 executed by the Debtor in favor of Commercial Financial Corporation. (currently held by Marlin Leasing Corp.)

               (iv) Class 3(iv) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 12/2/99 executed by the Debtor in favor of Commercial Finance Corporation. (currently held by BB&T Leasing Corp.)

               (v) Class 3(v) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 10/8/99 executed by the Debtor in favor of Commercial Finance Corporation. (currently held by Cardinal Bank Dulles)

               (vi) Class 3(vi) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 12/19/97 executed by the Debtor in favor of Commercial Finance Corporation (currently held by Presidential Savings Bank).

               (vii) Class 3(vii) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 11/3/99 executed by the Debtor in favor of Commercial Finance Corporation with an original balance of $331,700 (currently held by Cardinal Bank).

+              (viii)  Class 3(viii) consists of the FF&E Secured Claim
evidenced by the Lease Agreement dated 3/15/00 executed by the Debtor in favor of Chesapeake Industrial Leasing Co. (currently held by Farmers & Mechanics National Bank)

               (ix) Class 3(ix) consists of the FF&E Secured Claim evidenced by the Lease Agreement dated 6/20/00 executed by the Debtor in favor of Davox Corporation.

               (x) Class 3(x) consists of the FF&E Secured Claim evidenced by a Master Lease dated as of October 8, 1999, executed by the Debtor in favor of Commercial Finance Corporation ("CFC") and Schedule of Leased Equipment No. 3 to the Master Lease dated November 3, 1999, which was assigned by CFC to Cardinal Bank-Manassas/Prince Williams, N.A.

          (2)  Impairment and Voting.

     Classes 3(i) - 3(x) are impaired by the Plan. The holders of FF&E Secured Claims are entitled to vote to accept or reject the Plan, and each sub-class within Class 3 shall be deemed a separate class for purposes of the Confirmation Hearing.

          (3)  Treatment.

     On account of its FF&E Secured Claim, each holder shall (a) receive on the Effective Date a New Equipment Note in a principal amount equal to the outstanding amount under the Secured Transaction which shall be repaid in monthly installments of principal and interest (with interest on such notes to continue at the contract rate set forth in the existing contracts) or (b) shall receive such other treatment as may be agreed by Reorganized Creditrust and such holder. The FF&E Secured Claims shall continue to be secured by the Collateral securing each claim. Each FF&E Secured Claim is being treated as a fully secured claim with no deficiency claim which will be entitled to any treatment as a Class 4 claimant. Notwithstanding the foregoing, the Debtor, with the consent of NCOG, reserves the right to reclassify as an executory contract under the Plan one or more FF&E Agreements listed above prior to approval of the Disclosure Statement and to reject such contracts under Article VIII of the Plan.

     4.4  CLASS 4 - UNSECURED CLAIMS.
          --------------------------

          (1)  Classification.

     Class 4 consists of all Unsecured Claims, but excludes the Rensin Note Claim, Administrative Convenience Claims and other Unsecured Claims that are separately classified.

          (2)  Impairment and Voting.

     Class 4 is impaired by the Plan. The holders of Allowed Class 4 Claims are entitled to vote to accept or reject the Plan.

          (3)  Treatment.

               (i) Each holder of an Allowed Class 4 Claim shall receive Cash payments to pay such Claims in full with interest as hereinafter described and as described in Section 4.4 (c)(ii) below. Each holder of an Allowed Class 4 Claim shall be paid interest at the rate of six (6) percent per annum from the Petition Date to the Effective Date ("Post-Petition Interest").

               (ii) (A) The Debtor shall pay on the Effective Date to each holder of an Allowed Class 4 Claim its pro rata share of the Distributable Cash (up to a maximum of the Allowed Amount of each such Claim). The balance, if any, of each such Allowed Claim shall be paid with an NCOP Unsecured Obligation.

                     (B) Reorganized Creditrust shall hold in the Reserve the remainder of the Distributable Cash allocable to Disputed Claims as well as the Cash to pay the

NCOP Unsecured Obligation in the Reserve. Disputed Claims shall be paid in Cash with interest at the rate of 6% from the Petition Date to the date when such Disputed Claim becomes an Allowed Claim. For purposes of this Subsection (B), a Claim which the Bankruptcy Court determines is covered by insurance (or for which the claimant agrees to look solely to an insurance policy of the Debtor) shall not be considered to be a Disputed Claim. Upon resolution of all Class 4 Claims pursuant to Section 4.4(c), the remaining Cash in the Reserve, if any shall be returned to Reorganized Creditrust.

                    (C) In lieu of the treatment described in this Section 4.4 above, a holder of a Class 4 Claim may elect, by written notification as provided in the Ballot, to receive payment of its Allowed Claim in full in New Common Stock based on the New Equity Value.

     4.5  CLASS 5 - RENSIN NOTE CLAIM
          ---------------------------

          (a)  Classification.

     Class 5 consists of the Rensin Note Claim.

          (b)  Impairment and Voting.

     Class 5 is impaired by the Plan. The holder of the Rensin Note Claim is entitled to vote to accept or reject the Plan.

          (c)  Treatment.

     The holder of the Rensin Note Claim shall receive, on the Effective Date, in exchange for cancellation of the Rensin Note, shares of New Common Stock having a value of $679,213.56 based on the New Equity Value. Additionally, if holders of Class 4 Claims receive Post-Petition Interest, then the holder of the Class 5 Claim shall receive Post-Petition Interest payable on the Effective Date in New Common Stock at the New Equity Value.

     4.6  CLASS 6 - SPV99-2 NOTEHOLDERS CLAIMS
          ------------------------------------

          (1)  Classification.

          Class 6 consists of all SPV99-2 Noteholders.

          (2)  Impairment and Voting.

          Class 6 is impaired by the Plan. The SPV99-2 Noteholders are entitled to vote to accept or reject the Plan

          (3)  Treatment.

               (i) The promissory notes (collectively "Notes") which evidence the claims of the SPV99-2 Noteholders shall be modified as of the Effective Date to provide for a maturity date of December 31, 2004, interest to accrue at the contract rate of 15% and amortization schedule to be agreed by the parties. On the Effective Date of the Plan, the SPV99-2 Noteholders shall receive a cash payment of $5 million dollars which shall be applied as a principal reduction to the Notes. In exchange for, and cancellation of, the Creditrust guarantee of the Notes ("Guarantee") and the warrants issued by Creditrust to the SPV99-2 Noteholders, each of the SPV99-2 Noteholders shall receive their pro-rata share of 18.5% of the New Common Stock issued on the Effective Date under the Plan.

               (ii) The Servicing Agreement between Debtor and Creditrust SPV99-2 LLC dated as of August 2, 1999 (as amended by that certain Amended and Restated Servicing Agreement dated as of March 1, 2000 collectively "99-2 Servicing Agreement") shall be deemed assumed and assigned to NCOF in its new capacity as Successor Servicer (as defined in the Servicing Agreement); provided, however, that such assignment shall be subject to the following as of the Effective Date; (1) the Servicing Fee shall be reduced from 40% to 20%; (2) all pre-petition defaults (monetary and non-monetary) shall be deemed waived and cured, (3) NCOF shall have no liability to indemnify the Issuer, Administrative Agent or Lenders under the provisions of Section 7 of the 99-2 Servicing Agreement for acts or omissions of Debtor which occurred prior to the assignment and NCOF shall be deemed the "Successor Servicer" as defined therein; and (4) the parties shall agree on such other amendments to the 99-2 Servicing Agreement consistent with the terms and conditions of a binding term sheet between the parties, and as such term sheet may be amended by the parties thereto ("Term Sheet"), dated November 22, 2000.

               (iii) Except for obligations created under the Creditrust Plan, full mutual releases shall be executed on the Effective Date by and among the SPV99-2 Noteholders, NCOG and Creditrust as provided in the Term Sheet.

               (iv) The SPV99-2 Noteholders, Creditrust and NCOP shall agree upon mutually acceptable securities issues in accordance with the conditions set forth in the Term Sheet including, without limitation, piggyback and demand registration rights, lock-up periods, tag-along and drag-along rights. Documents necessary to memorialize the agreements set forth in the Term Sheet and paragraphs 4.6(c)(i), (ii) and (iii) shall be agreed to by the parties, including the Debtor, no later than 10 days prior to the Confirmation Hearing.

     4.7  CLASS 7 - AGI
          -------------

          (a)  Classification.

     Class 7 consists of all Claims of AGI and EFS.

          (b)  Impairment and Voting.

     Class 7 is impaired by the Plan. The holders of Allowed Class 7 Claims are entitled to vote to accept or reject the Plan.

          (c)  Treatment.

     AGI shall be entitled to have an Allowed Claim in the amount of $4.55 million, secured by certain existing reserves referenced in certain pre-petition agreements and to be satisfied in accordance with the terms of the AGI Settlement Agreement as it shall be amended by agreement of the parties prior to the Confirmation Date to be consistent with the ruling of the Bankruptcy Court of November 28, 2000. In accordance with the terms of the AGI Settlement Agreement, the EFS Litigation will be dismissed on the Effective Date. Notwithstanding the terms of the AGI Settlement Agreement, the releases of Rensin by Creditrust and of Creditrust by Rensin shall be governed by the terms of the Plan and not by the AGI Settlement Agreement.

     4.8  CLASS 8 - FDCPA CLAIMS
          ----------------------

          (a)  Classification.

     Class 8 consists of all FDCPA Claims.

          (b)  Impairment and Voting.

     Class 8 is impaired by the Plan. The holders of Allowed Class 8 Claims are entitled to vote to accept or reject the Plan.

          (c)  Treatment.

     Class 8 Claims, and any FDCPA claims, if any, against Wells Fargo Bank, successor to Norwest Bank as trustee under those indentures with various subsidiaries of Creditrust, the subsidiaries, affiliates, officers and directors of the Debtor shall be discharged and such claimants shall receive no distributions from the Debtor on account of such Claims and shall be deemed to have waived all such claims and shall look solely to the Debtor's former and existing professional liability, or other applicable, insurance policies for payment of such Claims. The Debtor shall create a reserve, not to exceed $50,000, in the amount of any unpaid deductibles for these insurance policies.

     4.9  CLASS 9 - INDEMNIFICATION CLAIMS
          --------------------------------

          (a)  Classification.

     Class 9 consists of all Indemnification Claims.

           (b)  Impairment and Voting.

     Class 9 is impaired by the Plan. The holders of Allowed Class 9 Claims are entitled to vote to accept or reject the Plan.

           (c)  Treatment.

     Class 9 Claims shall be discharged and such claimants shall receive no distributions on account of such Claims and shall be deemed to have waived all such claims and shall look solely to the Litigation Trust Fund for payment of such Claims. In addition, Class 9 claimants shall continue to receive the benefits under the Debtor's former and existing D&O insurance policy.

     4.10  CLASS 10 - ADMINISTRATIVE CONVENIENCE CLAIM
           -------------------------------------------

           (a)  Classification.

     Class 10 consists of all existing Administrative Convenience Claims.

           (b)  Impairment and Voting.

     Class 10 is impaired by the Plan. Each holder of an Administrative Convenience Claim is entitled to vote to accept or reject the Plan.

           (c)  Treatment.

     Each holder of an Administrative Convenience Claim shall receive payment in full (with interest at 6% per annum from the Petition Date) on the later of the Effective Date or the date on which such claim becomes an Allowed Claim.

     4.11  CLASS 11 - EQUITY INTERESTS
           ---------------------------

           (1)  Classification.

     Class 11 consists of all existing Equity Interests.

           (2)  Impairment and Voting.

     Class 11 is impaired by the Plan. Each holder of Equity Interests is entitled to vote to accept or reject the Plan.

           (3)  Treatment.

                 (i) Each share of Allowed Equity Interests on the Record Date shall receive a pro rata share of approximately 17.5% of the New Common Stock in the Reorganized Creditrust (as adjusted in accordance with the terms of the Plan and the Merger Agreement). Each holder of Old Common Stock shall be entitled to the number of shares of the New Common Stock allocated to the holders of Old Common Stock in accordance with the formula set forth in the Merger Agreement and in the Plan. Subject to Section 4.10 (c)(ii) below and except as provided in Section 4.6 of the Plan, the stock options (hereafter "Employee Stock Options") currently being held by employees of Debtor and the Convertible Securities (as defined in the Merger Agreement) (all of which shall be deemed voided and canceled, and automatically converted on the Effective Date into shares of New Common Stock of Reorganized Creditrust in accordance with the formula set forth in the Merger Agreement,), all other Equity Interests of any nature whatsoever shall be canceled and extinguished (and shall receive no distributions under this Plan) including, without limitation, any and all other outstanding rights, options and warrants to purchase Old Common Stock or any options or warrants not listed on Schedule 3.3 of the Merger Agreement. The Employee Stock Options and/or the Convertible Securities when converted into shares of New Common Stock (in accordance with the formula set forth in the Merger Agreement) shall dilute the holders of Class 11 Equity Interests. The existing employee stock option plan shall, as of the Effective Date, be deemed terminated, null and void and the same shall be replaced by the New Stock Option Plan.

                 (ii)   (A)   The Debtor shall distribute on the Effective Date
pro rata to holders of Allowed Class 11 Interests the Distributable Stock. The remainder of the New Common Stock that may be distributed to holders of Allowed
                                       ---
Class 11 Interests shall be deposited into the Reserve.

                        (B)   Subject to the Special Adjustment provided in
Section 4.13 of the Plan, any remaining New Common Stock in the Reserve after resolution of Allowed Class 4 Claims shall be distributed pro rata to holders of Class 11 Interests.

     4.12    SPECIAL PROVISION GOVERNING UNIMPAIRED CLAIMS
             ---------------------------------------------

     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtor's or Reorganized Creditrust's rights in respect of any unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such unimpaired Claims.

     4.13    SPECIAL ADJUSTMENT
             ------------------

     After all Disputed Claims are resolved and the Cash has been distributed from the Reserve, New Common Stock held in the Reserve (including New Common Stock placed in the Reserve pursuant to Section 4.4(c)(ii)(C) of the Plan) shall be distributed in the following priority:

          (a) For every $418,000 of NCOP Unsecured Obligations (if any) existing on the Effective Date, 1% of the New Common Stock shall be distributed to the following persons in the stated proportions:

               NCOG                  72.74%
               SPV99-2 Noteholders   22.42%
               Michael J. Barrist     3.23%
               Joseph K. Rensin       1.61%
                                    ------
                                       100%
                                    ------

     The amounts of New Common Stock issued hereunder shall be proportionally adjusted based upon the exact amount of NCOP Unsecured Obligations.

          (b)  To holders of Allowed Class 11 Interests, pro rata.

ARTICLE 5 - IMPLEMENTATION OF THE PLAN

     5.1  VESTING OF ASSETS IN REORGANIZED CREDITRUST
          -------------------------------------------

     On the Effective Date, the Debtor shall be merged into NCOP pursuant to the Merger Agreement. Except as otherwise provided in the Plan, or any agreement, instrument or indenture entered into between the Debtor and another party relating thereto, on or after the Effective Date, all property of the Estate, and any property acquired by the Debtor under the Plan, shall vest in Reorganized Creditrust, free and clear of all Claims, liens, charges, or other encumbrances subject to the terms of the Plan. On and after the Effective Date, Reorganized Creditrust may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order subject to the terms of the Plan. In accordance with section 1109(b) of the Bankruptcy Code, nothing in this Article V shall preclude any party in interest from appearing and being heard on any issue in the Chapter 11 Case.

     5.2  MODIFICATION OF SECURITY AGREEMENTS
          -----------------------------------

     On the Effective Date, except to the extent provided otherwise in the Plan, all security agreements, instruments, certificates, and other documents evidencing the Sunrock Secured Claim and the FF&E Secured Claims shall be deemed amended by the Plan.

     5.3  ISSUANCE OF NEW SECURITIES; EXECUTION OF RELATED DOCUMENTS
     ---------------------------------------------------------------

     On the Effective Date, or as soon thereafter as is practical, Reorganized Creditrust shall execute and deliver such agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan. Reorganized Creditrust shall issue shares of New Common Stock and any Convertible Securities designated on Schedule 3.3 of the Merger Agreement all in accordance with the provisions of this Plan and the Merger Agreement.

     5.4  CORPORATE GOVERNANCE, DIRECTORS AND OFFICERS, AND CORPORATE ACTION
          ------------------------------------------------------------------

          (a)  Directors and Officers of Reorganized Creditrust

     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the officers and directors of Debtor shall be deemed to have resigned and the new directors of Reorganized Creditrust shall be those persons identified in the Confirmation Order. Joseph K. Rensin and the SPV99-2 Noteholders shall each have the right to appoint one independent director of Reorganized Creditrust while NCOG shall have the right to choose the remaining three directors, in all cases for such terms as are provided for in the Merger Agreement. The independent director appointed by Joseph K. Rensin may be a director or former director of Creditrust subject to the consent of NCOG (such consent not to be unreasonably withheld).

          (b)  Rensin Consulting Agreement.

     On the Effective Date, Reorganized Creditrust and Joseph K. Rensin shall enter into a consulting agreement substantially similar to Exhibit B hereto ("Rensin Agreement").

          (c)  Corporate Action

     On the Effective Date, all actions contemplated by the Plan and the Merger Agreement shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtor or Reorganized Creditrust, and any corporate action required by the Debtor or Reorganized Creditrust in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or Reorganized Creditrust (including, without limitation, adaptation of the New By-Laws and New Charter). On the Effective Date, the appropriate officers of Reorganized Creditrust and members of the board of directors of Reorganized Creditrust are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of Reorganized Creditrust.

     5.5  INTENTIONALLY DELETED

     5.6  SERVICING AGREEMENT
          -------------------

     The Servicing Agreement (as defined in the Merger Agreement) shall have been executed by Reorganized Creditrust and NCOF on or before the Effective Date. The 99-2 Servicing Agreement (under the terms of Section 4.6(c)) shall have been assumed by NCOF. The 99-1 Servicing Agreement (under the terms of Section 10.2(f)) shall have been assumed by NCOF in accordance with the Settlement Agreement between the Noteholders of Creditrust SPV99-1, LLC, NCOF and Debtor dated November 13, 2000 ("99-1 Settlement Agreement").

     5.7  LITIGATION TRUST
          ----------------

     Documents evidencing the formation of the Litigation Trust consistent with the Plan and reasonably satisfactory to the Debtor and NCOG shall have been executed on or before the Effective Date.


ARTICLE 6 - METHOD OF DISTRIBUTIONS UNDER THE PLAN

     6.1  IN GENERAL.
          -----------

     Subject to Bankruptcy Rule 9010, all distributions under the Plan shall be made by Reorganized Creditrust to the holder of each Allowed Administrative Claim and Allowed Claim in the following manner:

          (1)  Distributions to Holders of Other Claims.

          All Distributions on account of Allowed Administrative Claims and Allowed Claims shall be made directly by Reorganized Creditrust (or its designee) to the holder of the Administrative Claim and the Claim (as the case may be) as of the Effective Date at the address of such holder as listed on the Schedules unless the Debtor-in-Possession or Reorganized Creditrust has been notified in writing (with a copy to Debtor's counsel) at least 10 days prior to the Effective Date of a change of address by the filing of a proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules.

          (2)  Post-Effective Date Distributions.

          Any subsequent distributions required to be made under the Plan after the Effective Date to holders of any Claims shall be made by Reorganized Creditrust (or its designee) in accordance with the terms of the Plan.

          (c) Prior to the Effective Date, the Debtor shall provide the Creditors' Committee with a list of all Allowed Administrative Expense Claims, Allowed Priority Claims and Allowed Class 4 and 10 Creditors who will receive a distribution pursuant to the Plan, setting forth the amount of each holder's Allowed Claim and the distribution to be made thereto. The Reorganized

Debtor shall thereafter file and serve on the Creditors' Committee a detailed report of all payments made pursuant to the terms of the Plan.

     6.2   DISTRIBUTIONS OF CASH.
           ----------------------

     At the option of Reorganized Creditrust, any payment or distribution of Cash made by Reorganized Creditrust pursuant to the Plan shall be made by check or wire transfer.

     6.3   TIMING OF DISTRIBUTIONS.
           ------------------------

     Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

     6.4   UNCLAIMED DISTRIBUTIONS.
           ------------------------

           (1) If any distribution to a holder of an Administrative Claim Equity Interest or Claim is returned as undeliverable, Reorganized Creditrust shall use reasonable efforts to determine the current identity and address of such holder, but no distribution to such holder shall be made unless and until a determination has been made concerning the then-current identity and address of such holder, at which time such distribution shall be made to such holder without further interest. If no proof of Claim or Proof of Interest has been filed and the Schedules fail to specify the address of such holder of an Allowed Administrative Claim or Allowed Claims, the distributions in respect of such Administrative Claims, Equity Interests or Claims shall, within six months after the distribution date, be deemed unclaimed property under section 347(b) of the Bankruptcy Code. All unclaimed payments shall revert to Reorganized Creditrust and such Administrative Claims, Equity Interests or Claims shall be discharged and forever barred.

           (2) Funds remaining upon termination of the Litigation Trust shall revert to the Reorganized Creditrust free and clear of all liens, claims and encumbrances (unless reverted sooner at the direction of the Board of Directors of Reorganized Creditrust).

           (3) Any payments (or distributions of New Common Stock) to holders of Claims that remain unclaimed for six months after the Effective Date shall be retained by Reorganized Creditrust.

     6.5   DISTRIBUTIONS MADE ONLY TO RECORD HOLDERS
           -----------------------------------------

           (1)   Distributions to Holders of Claims as of the Effective Date.

           As of the close of business on the Effective Date, the Reorganized Creditrust shall be entitled to rely on its Schedules or other records for purposes of determining the identities and addresses of holders of all Claims and Equity Interests and Reorganized Creditrust shall not be required to make any further changes in the record holders of any Claims or Equity Interest. The

Debtor and Reorganized Creditrust shall have no obligation to recognize any transfer of any Claims or Equity Interests, or the right to receive the NCOP Unsecured Obligation, occurring after the Effective Date and shall be entitled to recognize and deal for all purposes under the Plan only with those Persons who were record holders of the Claims and Equity Interests as of the close of business on the Effective Date.

           (b) Distributions to Holders of Equity Interests as of the Effective Date.

     At the close of business on the Effective Date, the Stock Transfer Agent shall have been designated by the Board of Directors of Reorganized Creditrust under such terms and conditions as the board deems appropriate who shall distribute the New Common Stock in accordance with the terms of this Plan.


ARTICLE 7  - PROCEDURES FOR THE TREATMENT OF DISPUTED CLAIMS

     7.1   DISALLOWANCE OF LATE CLAIMS.
           ---------------------------

     Subject to section 502(j) of the Bankruptcy Code and Bankruptcy Rules 3008 and 9006, any Administrative Claim, Equity Interest or Claim for which the filing of a proof of claim or other filing with the Bankruptcy Court is required under the terms of the Bankruptcy Code, the Bankruptcy Rules, any order of the Bankruptcy Court (including one providing a Bar Date) or the Plan shall be disallowed if and to the extent that such proof of claim (or other filing) is not timely and properly made.

     7.2   PROSECUTION OF OBJECTIONS TO CLAIMS.
           -----------------------------------

     Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, the Debtor-in-Possession or Reorganized Creditrust shall have the exclusive right to make and file objections to proofs of Claims, proofs of Interest and to Administrative Claims (or to any amounts listed in the Schedules as disputed, contingent or unliquidated) at any time on or before the Effective Date. Subsequent to the Effective Date, only Reorganized Creditrust shall have the right to make and file objections to proofs of claim, proofs of interest and Administrative Claims; provided, however, that, if in existence, the Creditors' Committee may intervene in any objections and object to any settlement proposed by Reorganized Creditrust, and may object to any Claims not previously objected to.

     7.3   NO DISTRIBUTIONS PENDING ALLOWANCE.
           ----------------------------------

     Notwithstanding any other provision hereof, if a Claim or Equity Interest is Disputed (partial or otherwise), no payment or distribution (partial or otherwise) shall be made on account of such Claim and/or Equity Interest, unless and until such Disputed Claim becomes an Allowed Claim and/or such Disputed Interest becomes an Allowed Interest.

     7.4   DISTRIBUTIONS AFTER ALLOWANCE.
           -----------------------------

     Payments and distributions to each holder of a Claim that is Disputed, or that is not Allowed, to the extent that such Claim ultimately becomes Allowed, shall be made in accordance with the provisions hereof governing the Class of Claims in which such Claim is classified. As soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, Reorganized Creditrust shall distribute to the holder of such Claim any payment or property that would have been distributed to such holder if the Claim had been Allowed as of the Effective Date (or such other date on which such distribution would have been made).


ARTICLE 8  - EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     8.1   ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.
           -------------------------------------------------------------------

     Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases (including any equipment leases other than any FF&E Agreements) that exist between the Debtor and any person shall be deemed rejected by Reorganized Creditrust as of the Effective Date, except for any executory contract or unexpired lease (a) that has been assumed pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, or (b) that is set forth in Schedule A hereto; provided, however, that the Debtor-in-
                     ----------
Possession or Reorganized Creditrust, with the consent of NCOG, reserves the right, on or prior to the Confirmation Date, to amend Schedule A to delete any
                                                      ----------
executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed or rejected. The Debtor-in-Possession or Reorganized Creditrust shall provide notice of any amendments to Schedule A to the parties to the executory contracts and unexpired leases
   ----------
affected thereby prior to the Confirmation Hearing. The listing of a document on Schedule A shall not constitute an admission by the Debtor-in-Possession or
   ----------
Reorganized Creditrust that such document constitutes an executory contract or an unexpired lease or that the Debtor-in-Possession or Reorganized Creditrust has any liability thereunder.

     8.2 APPROVAL OF ASSUMPTION OR REJECTION OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES.
           ----------------

     Entry of the Confirmation Order shall constitute (a) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption (and to the extent indicated, assignment) of all executory contracts and unexpired leases that are assumed pursuant to Schedule A of the Plan, and (b) the
                                    ----------
approval, pursuant to sections 365(a) and 1123(b)(2) the Bankruptcy Code, of the rejection of all other executory contracts and unexpired leases.

     8.3  CURE OF DEFAULTS.
          ----------------

     Except as may otherwise be agreed to by the parties, on the Effective Date, Reorganized Creditrust shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed pursuant to the Plan in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of the Debtor-in-Possession's or Reorganized Creditrust's liability with respect thereto, or as may otherwise be agreed to by the parties. After the Effective Date, all defaults under any executory contract assumed under the Plan (monetary and/or non-monetary) shall be deemed cured.

     8.4  BAR DATE FOR FILING PROOFS OF CLAIM RELATING TO ANY
          REJECTED EXECUTORY CONTRACTS AND UNEXPIRED LEASES.
          -------------------------------------------------

     Claims arising out of the rejection of an executory contract or unexpired lease pursuant to this Article VIII must be filed with the Bankruptcy Court and served upon the attorneys for the Debtor-in-Possession (or Reorganized Creditrust) no later than thirty days after the notice of entry of an order approving the rejection of such executory contract or unexpired lease. Any Claims not filed within such time shall be forever barred from assertion against the Debtor, its estate, Reorganized Creditrust and/or its property or assets. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as Unsecured Claims under the Plan and shall be subject to any objections, limitations and reductions available under the Bankruptcy Code or other applicable law.

     8.5  INSURANCE POLICIES.
          ------------------

     Each of the Debtor's insurance policies and any agreements, documents or instruments relating thereto shall be treated as executory contracts under the Plan. Notwithstanding the foregoing, distributions under the Plan to any holder of a Claim covered by any of such insurance policies and related agreements, documents or instruments that are assumed hereunder, shall be in accordance with the treatment provided under Article IV of the Plan. Nothing contained in this
Section 8.5 shall constitute or be deemed a waiver of any claim right or cause of action that the Debtor or Debtor-in-Possession may hold against the insurer under any policy of insurance, or against the holder of a Claim covered by insurance policies.

     8.6  INDEMNIFICATION OBLIGATIONS.
          ---------------------------

     For purposes of the Plan, other than as set forth in Section 4.9(c) above, the obligations of the Debtor-in-Possession (or Reorganized Creditrust) to defend, indemnify, reimburse or limit the liability of any current and former directors, officers or employees who were directors, officers or employees, respectively, before, on or after the Commencement Date against any claims or obligations pursuant to the Debtor's certificate of incorporation or by-laws, applicable state law or any specific agreement, or any combination of the foregoing, shall terminate upon the Effective Date and shall be discharged in connection with an event occurring before, on or after the Effective Date.

     8.7  COMPENSATION AND BENEFIT PROGRAMS.
          ---------------------------------

     Except as provided in Section 8.1 of the Plan and unless otherwise modified, terminated or rejected on or before the Effective Date, all employment, consulting and severance practices and policies, and all compensation, retention and benefit plans, policies, and programs of the Debtor-in-Possession applicable to its directors, officers, employees, consultants or independent contractors, including, without limitation, all savings plan, retirement plans, health care plans, severance benefit plans, incentive plans, workers' compensation programs and life, disability and other insurance plans shall be deemed to be executory contracts under the Plan and are hereby assumed by Reorganized Creditrust pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code (but all stock option plans are deemed terminated as of the Effective Date and replaced by the New Stock Option Plan which shall only apply to employees of Reorganized Creditrust). All the foregoing with respect to Rensin shall be governed by the Rensin Agreement referred to in Section 5.4(b) above which shall replace and supercede any rights to the foregoing which Rensin may have.


ARTICLE 9 - RELEASES, WAIVERS AND EXCULPATION

     9.1  RELEASE BY REORGANIZED CREDITRUST.
          ---------------------------------

     Except as otherwise expressly stated in the Plan, on the Effective Date the Debtor and Reorganized Creditrust (on its own behalf and as the representative of the Bankruptcy Estate), in consideration of services rendered in the Chapter 11 Case and the distributions provided for hereunder and for other good and valuable consideration, will waive and release, and shall be deemed to have forever waived and released, and shall cause its wholly-owned subsidiaries to waive and release unconditionally, each and every one of the Releasees from any and all claims, obligations, suits, judgments, damages, rights, Causes of Action and liabilities whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence taking place before, on or after the Commencement Date up to the Effective Date, in any way relating to the Debtor (before, on or after the Commencement Date), the Debtor-in-Possession, the financial condition of the Debtor and/or Debtor-in-Possession, the Chapter 11 Case, the Plan, and the ownership, management and/or operation of the Debtor.

     9.2  RELEASES BY HOLDERS OF CLAIMS AND EQUITY INTERESTS AND FORMER EQUITY
          --------------------------------------------------------------------
INTERESTS.
---------

     Except as otherwise expressly provided in the Plan, as of the Effective Date, each holder of a Claim against, or Equity Interest in or former Equity Interest in, the Debtor, in consideration of the treatment provided under the Plan, hereby forever waives and releases the Debtor, the Debtor-in-

Possession, Reorganized Creditrust, NCOF, in its capacity as successor servicer to the Debtor, and NCOP from claims, obligations, rights, Causes of Action and liabilities, in law, equity or otherwise held directly, indirectly or derivatively by the Debtor, the Debtor-in-Possession (or any party acting on their behalf or on behalf of the Bankruptcy Estate) or such holder of a Claim or Equity Interest against such individuals and entities, whether known or unknown, existing or hereafter arising, based in whole or in part upon any act or omission or other event occurring prior to the Commencement Date or during the course of the Chapter 11 Case (including without limitation any Claims under 11 U.S.C. (S)503(b)(3)(D)), including through the Effective Date, in any way relating to the Debtor (before, on or after the Commencement Date), the Debtor-in-Possession, the financial condition of the Debtor and/or Debtor-in-Possession, the Chapter 11 Case, the Plan, and the ownership, management and/or operation of the Debtor.

     9.3  MUTUAL RELEASES.
          ---------------

     Except as otherwise expressly provided in the Plan on the Effective Date, each of the Debtor, the Debtor-in-Possession (for itself and for the Bankruptcy Estate), Reorganized Creditrust, and the Releasees hereby forever waives and releases any and all Causes of Action and/or Avoidance Actions that it has or may have against each other in connection with, or arising under, the financial condition of the Debtor and/or Debtor-in-Possession, the Chapter 11 Case, the Plan, all documents related to the Plan (including the Disclosure Statement) and all of the representations, negotiations and transactions relating to all of the foregoing.

     9.4  NO LIABILITY FOR SOLICITATION OR PARTICIPATION.
          ----------------------------------------------

          (1) Pursuant to section 1125(e) of the Bankruptcy Code, the Confirmation Order shall provide that all of the Persons who have solicited acceptances or rejections of the Plan (including the Debtor, the Debtor-in-Possession, Reorganized Creditrust, and all of their respective officers, directors, shareholders, attorneys, agents, advisers and employees and all of the other Releasees) have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code, and are not liable on account of such solicitation or participation, for violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or the offer, issuance, sale or purchase of securities.

          (2) None of the Releasees shall have or incur any liability to any Person for any act taken or omission made in good faith in connection with or related to negotiating, formulating, implementing, confirming or consummating the Plan, the Disclosure Statement, or any contract, instrument, release or other agreement or document created in connection with the Plan. The Releasees shall have no liability to any holders of Claims or Equity Interests for actions taken or omissions made under the Plan, in connection therewith or with respect thereto in good faith, including, without limitation, failure to obtain confirmation of the Plan or to satisfy any condition or conditions, or refusal to waive any condition or conditions precedent to Confirmation of the Plan or to the occurrence of the Effective Date. Further, the Releasees shall not have or incur any liability to any holder of a Claim or Equity Interest, or to any party-in-interest herein or any other Person for any act or omission in connection with or arising out of their administration of the Plan or the payments, distributions or property to be distributed under the Plan, except for gross negligence or willful misconduct as finally determined by the Bankruptcy Court, and in all respects such Persons will be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. However, nothing contained herein shall release any Releasees from its respective obligations under the Plan.

     9.5  BINDING EFFECT OF RELEASES.
          --------------------------

          (1) The Confirmation Order shall constitute a permanent injunction and order to effectuate and enforce all the waivers and releases granted in this
Article IX of the Plan.

          (2) On the Effective Date, each Releasee and each holder of a Claim and/or Equity Interest shall be deemed to have agreed to each of the provisions of this Plan, including Article IX hereof, and shall be fully bound thereby for all purposes.


ARTICLE 10 - CONDITIONS TO CONFIRMATION AND EFFECTIVENESS OF THE PLAN

     10.1 CONSUMMATION OF THE PLAN.
          ------------------------

     The Effective Date of the Plan shall occur in accordance with the provisions of this Article X of the Plan.

     10.2 CONDITIONS TO THE EFFECTIVE DATE OF THE PLAN.
          --------------------------------------------

     The Plan shall not become effective and the Effective Date shall not occur unless and until each of the following conditions shall have been either satisfied or waived pursuant to Section 10.3 of the Plan:

          (1) The Confirmation Order, in form and substance acceptable to the Debtor and NCOP, shall have been signed and entered by the Bankruptcy Court, and shall be a Final Order;

          (2) The Exit Facility shall be available to the Debtor in amount not less than $50,000,000.00.

          (3) All conditions to closing under the Merger Agreement have been satisfied or waived;

          (4) All actions, documents and agreements necessary to implement the Plan shall have been effected or executed;

          (5) The sum of all NCOP Unsecured Obligations shall not exceed $7.315 million (subject to reduction based on the NCO purchase price valuation of shares to the extent holders of Class 4 Claims elect to receive New Common Stock under Section 4.4(c)(ii)(C) of the Plan or administrative claimants (including Sunrock) receive New Common Stock in payment of an allowed Administrative Claim); and

          (6) Reorganized Creditrust will have obtained approval to assume and assign the Indenture and Servicing Agreement ("99-1 Servicing Agreement") between Debtor, Creditrust SPV99-1, LLC and Norwest Bank Minnesota, N.A., k/n/a Wells Fargo Bank ("Trustee") to NCO Financial Systems, Inc. with all existing defaults being deemed waived or through an estoppel certificate or other agreement from the Trustee in form and substance satisfactory to NCOG, or by an order of the Bankruptcy Court transferring servicing or otherwise transfers servicing to on terms acceptable to NCOG. The approval and consummation of the 99-1 Settlement Agreement shall be deemed a satisfaction of the terms of this subparagraph (f).

          (7) The Effective Date shall occur no later than 20 days after the order confirming the Plan becomes a Final Order.

     10.3 EFFECT OF FAILURE OF CONDITIONS.
          -------------------------------

     In the event that one or more of the conditions specified in Section 10.2 of the Plan have not occurred or been duly waived by the Debtor-in-Possession and NCOP before 30 days after the Confirmation Date, upon notification submitted by the Debtor-in-Possession to the Bankruptcy Court, (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor, Debtor-in-Possession and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtor's obligations with respect to all of the Claims and Equity Interests shall remain unchanged, and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor-in-Possession or any person in any further proceedings involving the Debtor-in-Possession.

     10.4 WAIVER OF CONDITIONS.
          --------------------

     Notwithstanding anything contained in section 10.2 or 10.3 hereof, the Debtor-in-Possession and NCOP, may waive, by a writing signed by an authorized representative of the Debtor-in-Possession and NCOP, and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth in section 10.2, including (without limitation) the condition that the New Common Stock be approved for listing on the NASDAQ National Market System.


ARTICLE 11 - EFFECT OF CONFIRMATION OF PLAN

     11.1 TERM OF BANKRUPTCY INJUNCTION OR STAYS.
          --------------------------------------

     All injunctions or stays provided for in the Chapter 11 Case under section 105 or 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

     11.2 REVESTING OF ASSETS.
          -------------------

     As of the Effective Date, Reorganized Creditrust shall be authorized to operate its business, and may use, acquire and dispose of property and other assets free of any restrictions imposed under the Bankruptcy Code. Except as provided in the Plan, as of the Effective Date, all property of the Debtor and Reorganized Creditrust shall be free and clear of all Liens, claims, encumbrances and interests of holders of Claims. All of the Debtor's assets located at the Call Center shall become the property of NCO Financial Systems, Inc. as of the Effective Date pursuant to the terms of the Merger Agreement.
All residuals and reserves under any agreements between the Debtor's subsidiaries and any trustee for a securitization of receivables shall (upon payment of any obligations due and owing under the agreement which were executed by a particular subsidiary and subject to the AGI Settlement Agreement) be dividended to Reorganized Creditrust free and clear of all liens, claims and encumbrances (other than those in favor of Sunrock).

     11.3 DISCHARGE OF DEBTOR.
          -------------------

     Except as otherwise provided herein, (1) the rights afforded in the Plan and the treatment of all Claims therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor and the Debtor-in-Possession, or any of its assets or properties, (2) on the Effective Date, all such Claims against the Debtor shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against Reorganized Creditrust, its successors or its assets or properties any other or further Claims based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

     11.4 PERMANENT INJUNCTION.
          --------------------

     Except as otherwise expressly provided in the Plan or the Confirmation Order, all entities who have held, hold or may hold Claims that are required to be satisfied under the terms of this Plan, are permanently enjoined, on and after the Effective Date, from (a) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim, (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim, (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim, and (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim. Such injunction shall also exist and continue for the benefit of all successors of the Debtor (including, without limitation, Reorganized Creditrust) and its respective properties and interests in property. All persons and entities shall be precluded from asserting against NCOG or NCOF, or their assets or properties, any Claims based upon any act or omission, transaction or other activity of any kind or nature of Debtor that occurred prior to the Effective Date.

     11.5 SETOFFS.
          -------

     The Debtor may, but shall not be required to, setoff against the distributions to be made pursuant to the Plan the claims, obligations, rights, causes of action and liabilities of any nature that the Debtor may hold against the holder of any Allowed Claim; provided, however that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor of any of these claims, obligations, rights, causes of action and liabilities that the Debtor has or may have against the holder.

     11.6 SECTION 346 INJUNCTION.
          ----------------------

     In accordance with section 346 of the Bankruptcy Code, for purposes of any state or local law imposing a tax, income will not be realized by the Bankruptcy Estate, the Debtor or Reorganized Creditrust by reason of the forgiveness or discharge of indebtedness resulting from the consummation of the Plan. As a result, each state or local taxing authority is permanently enjoined and restrained, after the Confirmation Date, from commencing, continuing, or taking any act to impose, collect or recover in any manner any tax against the Debtor or the Reorganized Creditrust arising by reason of the forgiveness or discharge of indebtedness under this Plan.

     11.7 COMPLIANCE WITH TAX REQUIREMENTS.
          --------------------------------

     In connection with this Plan, the Debtor-in-Possession and Reorganized Creditrust shall comply with all applicable withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and all distributions hereunder shall be subject to those withholding and reporting requirements. Claimants may be required to provide certain tax information as a condition to receiving distributions pursuant to this Plan. Notwithstanding any other provision of this Plan, each Person receiving a distribution pursuant to this Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of that distribution.


ARTICLE 12 - RETENTION OF JURISDICTION

     12.1 JURISDICTION.
          ------------

     The Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 for, among other things, the following purposes:

          (1) To ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

          (2) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of Claims resulting therefrom;

          (3) To hear and determine any timely objections to Administrative Claims, or to proofs of Claims filed, both before and after the Confirmation Date, including without limitation, any objections to the classification of any Claim, and to allow or disallow any Disputed Claim;

          (4) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

          (5) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

          (6) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

          (7) To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

          (8) To determine any and all adversary proceedings, Causes of Action, Avoidance Actions, applications and contested matters;

          (9) To hear an determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan and agreements entered into in connection therewith;

          (10) To recover all assets of the Debtor and property of the Debtor's estate, wherever involved to the extent allowed under the Plan;

          (11) To hear and determine matters concerning state, local and federal taxes in accordance with section 346, 505 and 1146 of the Bankruptcy Code;

          (12) To hear any other matter not inconsistent with the Bankruptcy Code; and

          (13) To enter a final decree closing the Chapter 11 Case.

ARTICLE 13 - MISCELLANEOUS PROVISIONS

     13.1 EXEMPTION FROM TRANSFER TAXES.
          -----------------------------

     Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of any notes or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax.

     13.2 EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS.
          -----------------------------------------------

     The Debtor, Reorganized Creditrust, the Creditors' Committee and any other party whose cooperation is needed in connection with the Plan, are authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     13.3 TERMINATION OF OFFICIAL COMMITTEE.
          ---------------------------------

     The appointment of the Creditors' Committee shall terminate on the later of
(a) the Effective Date or (b) the date when all Disputed Class 4 Claims are resolved. Committee members will receive no compensation from the Debtor or Reorganized Creditrust in connection with their service on the Committee, and, subsequent to the Effective Date, counsel for the Creditors' Committee shall be paid reasonable fees and expenses by Reorganized Creditrust but such fees and expenses shall not exceed in the aggregate $50,000.

     13.4 AMENDMENT OR MODIFICATION OF THE PLAN.
          -------------------------------------

     Alterations, amendments or modifications of the Plan (before or after Confirmation) may be made by the Debtor (with the consent of NCOP to the extent the Plan of Merger has not been terminated) in accordance with the provisions of the Bankruptcy Code.

     13.5 REVOCATION OR WITHDRAWAL OF THE PLAN.
          ------------------------------------

     The Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained herein shall constitute or be deemed a waiver or release of any claims by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

     13.6 BINDING EFFECT.
          --------------

     The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests, NCOP, NCOG, and their respective successors and assigns, including, without limitation, Reorganized Creditrust.

     13.7 NO ADMISSION.
          ------------

     Notwithstanding anything herein to the contrary, nothing contained in the Plan shall be deemed as an admission by the Debtor or Debtor-in-Possession, with respect to any matter set forth herein, including, without limitation, liability on any claim or the propriety of any Claims classification.

     13.8 NOTICES.
          -------

     All notices, requests and demands to or upon the Debtor or Reorganized Creditrust to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, or by a nationally recognized overnight delivery service addressed as follows:

     If to the Debtor or Reorganized Creditrust to:

     Creditrust Corporation
     7000 Security Boulevard
     Baltimore, MD 21244-2543
     Attn: Joseph K. Rensin
     Facsimile: (410) 594-9621

     with copies to:

     Roger Frankel, Esquire
     Swidler Berlin Shereff Friedman, LLP
     3000 K Street, N.W., Suite 300
     Washington, D.C. 20037
     Facsimile: (202) 424-7645

     and

     NCO Group, Inc.
     515 Pennsylvania Avenue
     Ft. Washington, PA 19034
     Attn: Michael J. Barrist
     with copies to:

     Joel C. Shapiro, Esquire
     Blank Rome Comisky & McCauley LLP
     One Logan Square
     Philadelphia, PA 19103
     Facsimile: (215) 569-5522


     13.9   GOVERNING LAW.
            -------------

     Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law of such jurisdiction.

     13.10  WITHHOLDING AND REPORTING REQUIREMENTS.
            --------------------------------------

     In connection with the consummation of the Plan, the Debtor or Reorganized Creditrust, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

     13.11  PLAN SUPPLEMENT.
            ---------------

     Any and all exhibits or schedules not filed with the Plan shall be contained in a Plan supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the Confirmation Hearing. Upon its filing with the Bankruptcy Court, the Plan supplement may be inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan supplement upon written request to the Debtor in accordance with Section 13.08 of the Plan.

     13.12  HEADINGS.
            --------

     Headings are used in the Plan for convenience and reference only, and shall not constitute a part of the Plan for any other purpose.

     13.13  EXHIBITS AND SCHEDULES.
            ----------------------

     All Exhibits and Schedules to the Plan, including the Plan supplement, are incorporated into and are a part of the Plan as if set forth in full herein.

Dated: December 19, 2000

                                   CREDITRUST CORPORATION
                                   a Maryland corporation


                                   By: /s/
                                      ____________________________________
                                      JOSEPH K. RENSIN
                                      Chairman and CEO


                                   SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                                   Attorneys for Creditrust Corporation


                                   By: /s/
                                   _______________________________________
                                   MICHAEL J. LICHTENSTEIN
                                   A Partner of the Firm

                                   Roger Frankel, Esquire
                                   Michael J. Lichtenstein, Esquire
                                   Jonathan P. Guy, Esquire
                                   3000 K Street N.W., Suite 300
                                   Washington, D.C. 20007
                                   Telephone: (202) 424-7500
                                   Facsimile: (202) 424-7645

                                  SCHEDULE A

                   Unexpired Leases and Executory Contracts

1.   Servicing agreements

     a. Indenture and Servicing Agreement dated as of August 1, 1999, as amended, among Creditrust SPV99-1, LLC, as Issuer, Norwest Bank Minnesota, National Association, as Trustee and Backup Servicer of the Receivables and Creditrust Corporation, as Servicer of the Receivables, entered into in connection with the Creditrust Receivables-Backed Notes, Series 1999-1.

     b. Amended and Restated Servicing Agreement dated as of March 1, 2000, among Creditrust SPV99-2, LLC, as Issuer, Creditrust Corporation, as Servicer of the Consumer Receivables and Norwest Bank Minnesota, National Association, as Administrative Agent.

2.   Real estate lease

     a.   1705 Whitehead Road
          Baltimore, Maryland 21244

     b.   7000 Security Boulevard
          Baltimore, Maryland 21244
          (assigned to First Federated Realty, Inc.)

3.   Insurance Policies

     a.   Bonds Issued by Travelers Casualty & Surety Co.
          1.   No. 103042898; effective date 2/17/00; term date 2/17/01;
               coverage amount $25,000.00 .
          2.   No. 103285698; effective date 3/21/00; term date 3/21/01;
               coverage amount $360.06 .
          3.   No. 101120498; effective date 8/19/00; term date 8/19/01;
               coverage amount $5,000.00.
          4.   No. 101120499; effective date 12/31/99; term date 12/31/01;
               coverage amount $25,000.00.
          5.   No. 101120496; effective date 12/31/99, term date 12/31/01;
               coverage amount $5,000.00.
          6.   No. 101140971; effective date 9/8/00; term date 9/8/01;
               coverage amount $5,000.00.
          7.   No. 103231909; effective date 9/30/00; term date 9/30/01;
               coverage amount $5,000.00
          8. No. 103224718; effective date 9/9/00; term date 9/9/01; coverage amount $20,000.00.
          9.   No. 101120500; effective date 8/20/00; term date 8/20/01;
               coverage amount $10,000.00.
          10. No. 103258391; effective date 1/1/00; term date 1/1/01; coverage amount $10,000.00.
          11.  No. 101120497; effective date 8/19/00; term date 8/19/01;
               coverage amount $5,000.00.

     b.   Others
          1.   No. 9002544; effective date 8/22/98; term date 8/22/01;
               issued by Hartford Mutual.
          2.   No. DOC297358400; effective date 7/24/00; term date 7/24/01;
               issued by Zurich American.
          3.   No. TFP0001077; effective date 7/24/00; term date 7/24/03;
               issued by Philadelphia Insurance Cos.
          4.   No. HFP0001533; effective date 7/24/00; term date 7/24/01;
               issued by Philadelphia Insurance Cos.
          5.   No. 4007694; effective date 8/22/00; term date 8/22/01;
               issued by Hartford Mutual.

4.   Utilities

     [Global Crossing - entered on 8/12/00]

5.   Other Contracts

Software and Maintenance Agreement
----------------------------------

     Davox Corporation - entered on 12/30/99.

True Leases
-----------

     Advanta Leasing Services - entered on 4/1/00.